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                                                                     EXHIBIT 8.1

                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                               Thirty-First Floor
                                 399 Park Avenue
                            New York, New York 10022


                                December 9, 1999



Appalachian Bancshares, Inc.
829 Industrial Boulevard
Ellijay, Georgia 30540

         Re:      Registration Statement on Form SB-2

         Gentlemen:

                  We have acted as special tax counsel to APAB Capital Trust I (the "Issuer") and Appalachian Bancshares, Inc. (the "Corporation") in connection with the issuance by the Issuer of up to $11,500,000 of its cumulative trust preferred securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement. For purposes of rendering this opinion we have assumed that each of the operative documents described in the Prospectus will be duly executed and performed in accordance with the terms described therein, that all of the facts contained in the Prospectus are true, correct and complete, and that all of the factual representations to be made by the Corporation and the Issuer in the underwriting agreement to be entered into with Wachovia Securities, Inc. are true, correct and complete. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention. Based upon the foregoing, we hereby confirm to you our opinion as set forth under the heading "Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

                  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.

                  We express no opinion as to the United States federal income tax consequences to holders of trust preferred securities subject to special treatment under United States federal income tax law (including, for example, banks, financial institutions, thrift institutions, regulated investment companies, real estate investment trusts, employee benefit plans, tax-exempt




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organizations, dealers in securities or currencies, persons that will hold trust preferred securities as part of a position in a "straddle" or as part of a "synthetic security," "hedging," or other integrated investment transaction for United States federal income tax purposes, persons whose functional currency is not the United States dollar, or persons that do not hold the trust preferred securities as capital assets).

                  We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the SB-2 and (ii) the reference to our firm under the headings "Federal Income Tax Consequences" and "Legal and Tax Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                Very truly yours,


                      Paul, Hastings, Janofsky & Walker LLP


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